Exhibit 2.1

September 30, 2008

BETWEEN

L CAPITAL

LV CAPITAL

EUROP@WEB

HERBE

GEYSER INVESTMENTS SA, SPF

ARNAUD FAYET

OLIVIER GRANDCLAUDE

BRUNO DURIEZ

LAURENT BOUCHARD

JEAN MAINCENT

JOEL SANA

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

FCPR MEZZANIS 2

ADAGIO CLO I B.V.

ADAGIO II CLO PLC.

ADAGIO III CLO PLC.

ORYX EUROPEAN CLO B.V.

as Sellers

AND

NICOLAS BERTRAND

MATTHIAS BOUDIER

AND

EB INTERNATIONAL HOLDINGS, INC.

as Purchaser

SALE AND PURCHASE AGREEMENT

SALE AND PURCHASE AGREEMENT

BETWEEN THE UNDERSIGNED:

1.	L CAPITAL

A Fonds Commun de Placements à Risques

Represented by its manager L Capital Management, société par actions simplifiée with a share capital of 2,844,500 euros, having its registered office at 22, avenue Montaigne, 75382 Paris Cedex 08, registered under number 433 485 596 RCS Paris, itself represented by Mr. Philippe Franchet, duly empowered for the purposes hereof (“L Capital”),

2.	LV CAPITAL

A French société anonyme, with a share capital of 228,750,000 euros, having its registered office at 22, avenue Montaigne, 75382 Paris Cedex 08, registered under number 400 150 371 RCS Paris, represented by Mr. Philippe Franchet, duly empowered for the purposes hereof (“LV Capital”),

3.	EUROP@WEB

A French société anonyme, with a share capital of 73,212,294 euros, having its registered office at 11, rue François 1 er, 75008 Paris, registered under number 393 439 948 RCS Paris, represented by Mr. Philippe Franchet, duly empowered for the purposes hereof (“Europ@web”),

4.	HERBE

A French société civile, with a share capital of 5,000 euros, having its registered office at 42, rue Edouard Nortier, 92200 Neuilly-sur-Seine, registered under number 484 824 818 RCS Nanterre, represented by Mr. Geoffroy Roux de Bézieux, duly empowered for the purposes hereof (“Herbé”),

5.	GEYSER INVESTMENTS SA, SPF

A company incorporated under the laws of Luxembourg, having its registered office at 17, rue des Jardiniers L-1026 Luxembourg, registered under number B 111603, represented by Mr. Pierre Cuilleret, duly empowered for the purposes hereof (“Geyser”),

6.	ARNAUD FAYET

A French citizen, born on January 13, 1942, residing at 36, rue Michel-Ange, 75016 Paris,

7.	OLIVIER GRANCLAUDE

A French citizen, born on September 30, 1970, residing at 19, avenue Jehan de Brie, 77120 Coulommiers, represented by Mr. Pierre Cuilleret, duly empowered for the purposes hereof,

8.	BRUNO DURIEZ

A French citizen, born on February 19, 1955, residing at 50, chemin du Val Fleuri, 06800 Cagnes-sur-Mer, represented by Mr. Pierre Cuilleret, duly empowered for the purposes hereof,

9.	LAURENT BOUCHARD

A French citizen, born on January 4, 1968, residing at 14, rue Delaunay, 78000 Versailles, represented by Mr. Pierre Cuilleret, duly empowered for the purposes hereof,

10.	JEAN MAINCENT

A French citizen, born on December 16, 1960, residing at 37, chemin des mimosas – le Camp Romain, 06530 Peymeinade, represented by Mr. Pierre Cuilleret, duly empowered for the purposes hereof,

11.	JOEL SANA

A French citizen, born on January 12, 1961, residing at route de Roquestron — la collebelle, 06860 Gillette, represented by Mr. Pierre Cuilleret, duly empowered for the purposes hereof,

12.	THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

A company incorporated under the laws of Ireland, having its registered office at Lower Baggot Street, Dublin 2 Ireland, represented by Mr. Philippe Bassouls and Mr. Stephane Miliotis, duly empowered for the purposes hereof,

13.	FCPR MEZZANIS 2

A Fonds Commun de Placements à Risques

Represented by its manager Crédit Agricole Private Equity, société anonyme à conseil de surveillance et directoire with a share capital of 8,000,000 euros, having its registered office at 100, boulevard du Montparnasse, 75014 Paris, registered under number 428 711 196 RCS Paris, itself represented by Mr. Philippe Franchet, duly empowered for the purposes hereof,

14.	ADAGIO CLO I B.V.

A private company with limited liability incorporated under the laws of The Netherlands with registration number 34192736, having its registered office at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, The Netherlands, duly represented for the purposes hereof,

15.	ADAGIO II CLO PLC.

A public company with limited liability incorporated under the laws of Ireland with registration number 404053, having its registered office at 19-20 City Quay, Dublin 2, Ireland, duly represented for the purposes hereof,

16.	ADAGIO III CLO PLC.

A public company with limited liability incorporated under the laws of Ireland with registration number 417768, having its registered office at 19-20 City Quay, Dublin 2, Ireland, duly represented for the purposes hereof,

17.	ORYX EUROPEAN CLO B.V.

A private company with limited liability incorporated under the laws of The Netherlands with registration number 34210831, having its registered office at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, The Netherlands, duly represented for the purposes hereof,

The parties listed in paragraphs 1 to 17 (inclusive) above being hereafter collectively referred to as the “Sellers”, each acting individually and not jointly nor severally (individuellement et sans solidarité), the parties listed in paragraphs 1 to 3 inclusive and 12 to 17 (inclusive) above being hereafter collectively referred to as the “Financial Sellers” and the parties listed in paragraphs 4 to 11 (inclusive) above being hereafter collectively referred to as the “Managers”, each acting individually and not jointly nor severally,

18.	NICOLAS BERTRAND

A French citizen, born on November 20, 1965, residing at Domaine de Peyrebelle, 54, chemin de Peyrebelle, 06560 Valbonne, solely for the purpose of accepting Articles 1, 8, 9, 12, 13, 15, 16, 17, 18, 19, 20, 21 and Schedule 3.3.1, a Manager for the purposes of Clauses 11.3, 11.4, 19.1, represented by Mr. Pierre Cuilleret, duly empowered for the purposes hereof,

19.	MATTHIAS BOUDIER

A French citizen, born on April 10, 1975, residing at 434, chemin Joseph Durbec, 06410 Biot, solely for the purpose of accepting Articles 1, 8, 9, 12, 13, 15, 16, 17, 18, 19, 20, 21 and Schedule 3.3.1, a Manager for the purposes of Clauses 11.3, 11.4, 19.1, represented by Mr. Pierre Cuilleret, duly empowered for the purposes hereof and,

AND

20.	EB INTERNATIONAL HOLDINGS, INC.

A company incorporated in Delaware, United States of America, having its principal offices at 625 Westport Parkway, Grapevine, Texas 76051, U.S.A., represented by Mr. R. Richard Fontaine, duly empowered for the purposes hereof (the “Purchaser”).

RECITALS:

(A)	Terms starting with a capital letter and not defined in the Recitals shall bear the meaning ascribed to them in Clause 1.1 (Definitions).
(B)

SFMI Micromania is a French société par actions simplifiée, with a share capital of 112,642,820 euros, having its registered office at 2980, route des Crêtes – Sophia Antipolis, 06560 Valbonne, registered under number 480 705 946 RCS Grasse (the “Company”).

(C)	The Sellers respectively own:

(i)        11,186,948 ordinary shares (the “Shares”) (such Shares not including any Free Share nor any Finck Share (as these expressions are defined below)),

(ii)       800,000 warrants initially attached to 100,000 shares of the Company issued on October 28, 2005 (the “Warrants”), each Warrant giving access to one share of the Company; and

(iii)      250,000 warrants initially attached to mezzanine bonds issued by the Company on August 24; 2005 (the “Mezzanine Warrants”), each Warrant giving access to one share of the Company.

A list of the securities owned by each Seller is set out in Schedule C – Part A.

(D)

The Company directly and/or indirectly holds the majority of the share capital and voting rights of a number of companies (the “Subsidiaries” and, together with the Company, the “Group”) a list of which is attached in Schedule D.

(E)	The Sellers have expressed their intention to dispose of the Securities and Lazard has been mandated to select potential buyers for the Securities.
(F)

The Purchaser has been given access to information relating to the Group including in particular through (i) an electronic data room opened by Intralinks as from July 1, 2008, (ii) written questions to and written answers from the management, (iii) legal, tax, accounting and strategic due diligence reports respectively prepared by FIDAL, KPMG and Roland Berger for the account of the Sellers (together the “VDD Reports”), (iv) an information memorandum prepared by Lazard and (v) various other documents (such information and documents being annexed hereto in Schedule F).

In addition, the Seller has given to the Purchaser the opportunity to make site visits, to attend to meetings with and ask questions to respective officers and management employees of the Company, and to acquire additional information about the business conducted by the Company in order to increase the Purchaser’s knowledge of the Group.

(G)

Following the review and the analysis by the Purchaser of such information, the Purchaser has indicated to the Sellers its intention to acquire the Securities and the Sellers have agreed to dispose of the Securities to the Purchaser under the terms and conditions set forth in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

I.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Accounts”	has the meaning attributed to it in Clause 8.5.1 of this Agreement.
“Accounts Date”	means March 31, 2008.
“Affiliate”

means with respect to any person, any other person that directly or through one or more intermediaries, controls or is controlled by, or is under the common control with such first person, where the term “control” has the meaning given to it by article L. 233-3 of the French Commercial Code, it being further specified that (i) the managing company of an investment fund shall be deemed to have control over such investment fund; and (ii) any direct shareholder of the Purchaser as of the date hereof shall be deemed to be an affiliate of the Purchaser.

“Allocated Free Shares”	means the 130,645 Free Shares which are allocated as of the Completion Date but which are not yet transferable, and excluding for the avoidance of doubt the 6,089 non-allocated Free Shares.
“Antitrust Authorities”	means any antitrust, competition or merger control authority competent to approve the transactions contemplated in this Agreement.
“Antitrust Clearance”

means the express or implied approval, consent, waiver, license, order, permit, ruling, authorisation or clearance of the transactions contemplated in this Agreement from all Antitrust Authorities whose approval, consent, waiver, license, order, permit, ruling, authorisation or clearance is required for the transfer of ownership of the Securities to the Purchaser.

“Antitrust Laws”	means all antitrust applicable laws and regulations in full force and effect as of the date hereof.
“Agreement”	means this agreement and its Schedules.
“Article”	means each article of the Agreement.

“Business Day”	means a day which is not a Saturday, a Sunday or a public holiday in France or the United States.
“Call Option”	means the L Capital’s call option over the Finck Shares pursuant to the shareholders agreement dated September 29, 2006 executed between inter alia L Capital, Nicolas Finck and the Managers.
“Claim”	means any claim made by the Purchaser to the Sellers in connection with the Warranties pursuant to Clause 9.7.1 of Schedule 9.7.
“Claim Notice”	has the meaning attributed to it in Clause 9.7.1 of Schedule 9.7.
“Clause”	means each clause of the Agreement.
“Confidential Information”	has the meaning ascribed to it in Clause 13.1.
“Company”	has the meaning ascribed to it in paragraph B of the Recitals.
“Completion”	has the meaning ascribed to it in Clause 6.1 of the Agreement.
“Completion Date”	has the meaning ascribed to it in Clause 6.1 of the Agreement.
“Condition Precedent”	has the meaning ascribed to it in Article 4 of the Agreement.
“Credit Facilities Agreement”

means the senior and second lien credit agreement for an initial amount in principal of 118,000,000 euros entered into on September 19, 2007 between (i) the Company as borrower and (ii) The Governor and Company of the Bank of Ireland as arranger, agent, security and bank.

“Diluted Equity Value”	means, subject to Clause 3.1.2, 384,478,030.44 euros representing the equity value for 100% of the existing shares of the Company after the dilution resulting from the Fully Diluted Shares.
“Dock Games”

means Dock Games, a French société par actions simplifiée, with a share capital of 1,000,000 euros, having its registered office at 2980, route des Crêtes – Sophia Antipolis, 06560 Valbonne, registered under number 394 120 695 RCS Grasse.

“Encumbrance”	means all charges, guarantees, privileges, liens, pledges, mortgages, options, preferential rights, or any other security interest or restrictions.
“Environment”	means soil, land surface, sea water, surface waters, ground water and ambient air.

“Environmental Laws”

means any and all laws and regulations which entails liability because of pollution of the Environment as a result of emissions, seepages, spillages, discharges, escapes or releases of Hazardous Substances or any exposure of any person to Hazardous Substances.

“Existing Encumbrances”	means the Encumbrances described in Schedule G.
“Financial Sellers’ Representative”	has the meaning ascribed to it in Clause 11.1.
“Financial Debt and Cash Items”	has the meaning ascribed to it in Clause 8.5.2.
“Finck Litigation”	has the meaning ascribed to it in Clause 2.2.3.
“Finck Shares”	means the 3,000 shares of the Company currently owned by Nicolas Finck and which are subject to the Call Option.
“First Demand Bank Guarantee”	has the meaning ascribed to it in Clause 3.3.2.
“Franchise and Distribution Agreements”	means the franchise and partnership (contrats de distribution) agreements pursuant to which the Group Companies operate some of the Dock Games stores as referred to in Schedule H.
“Free Shares”	means the 148,663 free shares of the Company authorized pursuant to the Company’s special general meeting of September 25, 2006.
“Fully Diluted Shares”

means the Shares, the Finck Shares, the Allocated Free Shares and the shares resulting from the exercise of the Warrants and the Mezzanine Warrants and for the avoidance of doubt, excluding the 6,089 non-allocated Free Shares.

“Guaranteed Party”	has the meaning ascribed to it in Clause 3.3.2.
“Governmental Authority”	means any domestic, foreign or supranational court or other judicial authority or governmental, administrative or regulatory body, department, agency, commission or authority.
“Government Authorisation”

means any approval, consent, permit, ruling, waiver, exemption or other authorisation (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Group”	has the meaning ascribed to it in paragraph D of the Recitals.
“Group Companies”	means the company and the Subsidiaries and “Group Company” means the Company or one of the Subsidiaries.
“Hazardous Substance”

means any waste, pollutant, contaminant or other hazardous, toxic, radioactive, noxious, flammable, corrosive or caustic matter (whether in solid, liquid or gaseous form or any combination thereof) which is listed, classified or regulated under applicable Environmental Laws.

“Intellectual Property Rights”

means trade marks, trade-names, business names, internet domain names, designs, copyrights and patents (whether registered or unregistered), and applications for registration, and rights to apply for registration, of any of the foregoing rights.

“Judgment”	means any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
“June Interim Accounts”	has the meaning ascribed to it in Clause 8.5.2.
“Laws”

means any law, statute, regulation, rule, ordinance, principle of common law, order or decree of any Governmental Authority (including any judicial or administrative interpretation thereof) in force, fully implemented and enforceable as of the date hereof.

“Licensed Real Property”	means the real property leased by the Group Companies, in each case as tenant.
“LV Capital Loan”	means the loan granted by LV Capital to the Company in the principal amount of 5,000,000 euros pursuant to an agreement dated August 23, 2005 entered into between the Company and LV Capital.
“Managers’ Representative”	has the meaning ascribed to it in Clause 11.3.
“Material Contracts”	means any individual contract or group of related contracts to which one of the Group Companies is a party and which:
(a) involves payment obligations to or from Group Companies in excess of 200,000 euros,
(b) contains a provision specifically entitling the other party to terminate the agreement in the event of a direct or indirect change to the ownership of the share capital of any Group Company; or

(c) provides for an obligation from any Group Company not to compete with any other party.
“Maximum Amount”	has the meaning ascribed to it in Clause 9.5.3.
“Mezzanine Warrants”	has the meaning ascribed to it in paragraph C of the Recitals.
“Micromania SAS”

means Micromania SAS, a French société par actions simplifiée, with a share capital of 32,230,000 euros, having its registered office at 2980, route des Crêtes – Sophia Antipolis, 06560 Valbonne, registered under number 418 096 392 RCS Grasse.

“Net Loss”	has the meaning attributed to it in Clause 9.1.1 of this Agreement.
“Net Proceeds”

means the addition of (i) the cashflows received by the Sellers from the Purchaser for the Securities on the Completion Date and (ii) the cashflows that would have been received by the Sellers from the Purchaser for the Non Sold Shares and the Free Shares on the Completion Date had they sold such Shares at the Price per Share, in all cases net of the costs they respectively incur, and net of the exercise price of any call option or of the subscription price resulting from the exercise of Warrants, paid on the Completion Date, such Net Proceeds to be set forth in Schedule 3.3.1 pursuant to Clause 3.3.1.

“Non Sold Shares”	means the 280,000 Shares which are not sold by Geyser pursuant to this Agreement.
“Party” or “Parties”	has the meaning ascribed to it in the heading of the Agreement.
“Phase 1”

means the initial review period by the European Commission of the transactions contemplated by this Agreement, at the end of which the European Commission shall take one of the decisions set out in Article 6 of Council Regulation (EC) 139/2004 (the “Merger Regulation”).

“Phase 2”

means an in-depth review of the transactions contemplated by this Agreement further to the proceedings initiated under Article 6(1)(c) of the Merger Regulation by the European Commission at the end of the Phase I review and at the end of which it shall take one of the decisions set out in Article 8 of the Merger Regulation.

“Price per Share”	has the meaning ascribed to it in Clause 3.2.1(a).
“Price per Warrant”	has the meaning ascribed to it in Clause 3.2.1(b).

“Price per Mezzanine Warrant”	has the meaning ascribed to it in Clause 3.2.1(c).
“PS”	has the meaning ascribed to it in Clause 3.1.1.
“Purchaser”	has the meaning ascribed to it in the heading of the Agreement.
“Real Property Leases”	means the leases and other contracts or agreements pursuant to which any Group Company has the right to occupy real property.
“Refinanced Group Indebtedness”

means all outstanding and unpaid amounts (in principal, break-costs and any other sums, including in connection with mandatory prepayment) of financial indebtedness (such financial indebtedness being set forth in Schedule E) due and payable or to become due and payable by any Group Company as at the Completion Date, as a result of the transactions contemplated herein.

“Schedule”	means a schedule to the Agreement.
“Securities”	means the Sold Shares, the Warrants and the Mezzanine Warrants, all as set forth in Schedule C – Part B.
“Seller”

has the meaning ascribed to it in the heading of the Agreement, provided that for the purpose of Articles 1, 8, 9, 12, 13, 15, 16, 17, 18, 19, 20, 21 and Schedule 3.3.1, Nicolas Bertrand and Matthias Boudier shall be considered as Sellers.

“Shares”	has the meaning ascribed to it in paragraph C of the Recitals.
“Sold Shares”	means, subject to Clause 2.2.1, the Shares to be sold by the Sellers pursuant to the terms and conditions to this Agreement in the proportions mentioned in Schedule C – Part B.
“Subsidiaries”	has the meaning ascribed to it in paragraph D of the Recitals.
“Taxes”

means all taxes, however denominated, including interest and other additions to tax that may become payable, imposed by any applicable statute, rule or regulation, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, social security or other social benefits, value added, sales, use, excise, real or personal property and workers’ compensation.

“Tax Return”

means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Third Party”	means any person other than the Parties.
“Third Party Claim”	means any claim against any Group Company made by a Third Party.
“Total First Demand Guarantee Amount”	has the meaning ascribed to it in Clause 3.3.2.
“Total Purchase Price”	has the meaning ascribed to it in Clause 3.1.1.
“VDD Reports”	has the meaning ascribed to it in paragraph F of the Recitals.
“Warranty”	means those statements, representations and warranties referred to in Article 8.
“Warrants”	has subject to Clause 2.2.1 the meaning ascribed to it in paragraph C of the Recitals.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	article, clause and paragraph headings are inserted for ease of reference only and shall not affect construction;
(b)	references to Articles and Clauses are to those appearing in this Agreement and references to Schedules are to those appearing in this Agreement;
(c)	the Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to “this Agreement” shall be deemed to include such Schedules.
(d)

words denoting one gender include all genders, words denoting individuals or persons include corporations and trusts and vice versa, words denoting the singular include the plural and vice versa, and words denoting the whole include a reference to any part thereof;

(e)	the meaning of French terms or expressions appearing in italics in this Agreement shall prevail over the meaning of any English term or expression appearing next to them;
(f)	any agreement or document in French attached to this Agreement or any reference in French to any such agreement or document is valid and shall not require any translation into English;
(g)	the following rules of interpretation shall apply unless the context shall require otherwise:

i)         definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

ii)	whenever used in this Agreement:

a)          the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

b)          the words “hereof’, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular Section or subsection in which the reference appears.

iii) except when used with the word “either” , the word “or” shall have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or” , the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word “or” shall be deemed to include the word “and”).

(h)	A reference to a specific time of day shall be to local time in Paris, France.
(i)	A reference to any party to this Agreement or any other agreement or document includes such party’s successors and permitted assigns.

2.	TRANSFER OF THE SECURITIES
2.1	Purchase and Sale of the Securities

Upon the terms and subject to the conditions set forth in this Agreement, the Sellers undertake to sell to the Purchaser the Securities and the Purchaser undertakes to purchase, with effect on the Completion Date, from the Sellers the Securities, free and clear of all Encumbrances, together with all rights and obligations attached thereto, each of the Sellers respectively selling to the Purchaser and the Purchaser respectively buying from each of the Sellers, a number of Sold Shares, Warrants and Mezzanine Warrants in the proportions specified in the notice referred to in Schedule C – Part B.

2.2	Transfer of other securities

The Parties expressly agree that:

2.2.1

as far as they relate to the Managers other than Geyser, (i) the provisions of Clause 2.1 are separate from the other provisions of this Agreement and (ii) failure by any Manager to transfer the Securities owned by such Manager (by way of sale or contribution) shall not affect the validity and enforceability of other provisions of this Agreement, whether or not such transfer was subject to an agreement between the Purchaser (or any of its shareholders), it being specified however that the Securities concerned by such failure shall be deemed to be excluded from the definition of Sold Shares and/or Warrants;

2.2.2

the transfer of the Free Shares is not the object of this Agreement and none of the Sellers shall have any responsibility in this respect nor any obligation to provide arrangement for the liquidity and transfer of such Free Shares, such responsibility and transfer and liquidity arrangements having been separately agreed on the date hereof between the Purchaser and the Managers owning Free Shares;

2.2.3

the transfer of the Finck Shares is not the object of this Agreement and none of the Sellers shall have any responsibility in this respect. The Purchaser acknowledges that it has been informed of, and it has received all necessary information relating to, (i) the existing litigation between the Company and Nicolas Finck following the dismissal of the latter from the Company (the “Finck Litigation”) and (ii) the fact that Nicolas Finck is refusing to transfer the Finck Shares to L Capital following the exercise of the Call Option by L Capital. The Purchaser undertakes to purchase whether from Nicolas Finck or L Capital the Finck Shares at the price of the Finck Call Option or at any other price determined in court or at the Price per Share if Nicolas Finck is willing or is obliged to sell his Finck Shares at the Completion Date.

In the event the Finck Shares were to he sold pursuant to the preceding sentence, the Parties hereby agree to enter into an amendment agreement to this Agreement in order to include the Finck Shares into the Securities. The Purchaser hereby expressly accepts to waive any right of action against L Capital in respect of the transfer of the Finck Shares (as the case may be) and the litigation between Nicolas Finck and the Company, except in the event where a court shall determine that the Purchaser must pay Finck an aggregate amount in excess of the aggregate amount Finck would have been paid if the Finck Shares were purchased at a per share price equal to the Price per Share, in which case the Sellers shall promptly pay or reimburse to the Purchaser such excess amount; and

2.2.4

the transfer of the 14,127 shares currently owned by Albert Loridan, Michel Loridan and Thomas Loridan in Micromania SAS is not the object of this Agreement and none of the Sellers shall have any responsibility in this respect nor any obligation to provide arrangement for the liquidity of such shares.

3.	TOTAL PURCHASE PRICE
3.1	Definition of the Total Purchase Price
3.1.1	The aggregate consideration for the sale and purchase of the Securities (the “Total Purchase Price”) is calculated as follows:

[PS x number of Fully Diluted Shares] – [PS x number of Fink Shares] – [PS x number of Allocated Free Shares] – [PS x number of Non Sold Shares] – [10 x number of Warrants] – [10 x number of Mezzanine Warrants]

Where “PS” means the price per Company’s share on the basis of the number of Fully Diluted Shares, PS being calculated as follows:

PS = Diluted Equity Value / number of Fully Diluted Shares.

3.1.2

In the event the Completion occurs after December 15, 2008, the Diluted Equity Value shall be increased to 396,477,505.65 euros and the Price per Share, the Price per Mezzanine Warrant and the Price per Warrant shall be adjusted pursuant to Clause 3.2.1. The Diluted Equity Value and the Total Purchase Price shall not be subject to any other upwards or downwards adjustment.

3.2	Price per Security and Allocation of the Total Purchase Price
3.2.1	The price for each Security is:
(a)	for one Share (the “Price per Share”): PS, i.e. 31.08 euros or if Completion occurs after December 15, 2008, 32.05 euros;
(b)	for one Warrant (the “Price per Warrant”): the Price per Share reduced by the exercise price of one Warrant, i.e. 21.08 euros or if Completion occurs after December 15, 2008, 22.05 euros; and
(c)

for one Mezzanine Warrant (the “Price per Mezzanine Warrant”): the Price per Share reduced by the exercise price of one Mezzanine Warrant, i.e 21.08 euros or if Completion occurs after December 15, 2008, 22.05 euros.

3.2.2	The allocation of the Total Purchase Price among the Sold Shares, the Warrants and the Mezzanine Warrants is as follows:
(a)	for all the Sold Shares, 338,987,943.84 euros or if Completion occurs after December 15, 2008, 349,567,683.40 euros;
(b)	for all the Warrants, 16,864,000.00 euros or if Completion occurs after December 15, 2008, 17,640,000.00 euros; and
(c)	for the Mezzanine Warrants, 5,270,000.00 euros or if Completion occurs after December 15, 2008, 5,512,500.00 euros.
3.3	Payment of the Total Purchase Price
3.3.1

On the Completion Date, the Purchaser shall pay the Total Purchase Price to the Sellers, by way of wire transfers in immediately available funds (with value date (date de valeur) on the Completion Date) to the bank accounts of the Sellers the reference of which shall be communicated by the Financial Sellers’ Representative to the Purchaser at least five days prior to the Completion Date and in accordance with the allocation to be notified by the Financial Sellers’ Representative to the Purchaser at least five days prior to the Completion Date (in the form of Schedule 3.3.1).

3.3.2

On the Completion Date, each of the Financial Sellers, Geyser, Herbé and Mr. Arnaud Fayet (each a “Guaranteed Party”) shall deliver to the Purchaser a first demand guarantee issued by a French bank (“garantie bancaire à première detnande”) (a “First Demand Bank Guarantee”) in order to secure the payment of any indemnification that may become due by such Seller to the Purchaser pursuant to Article 9 hereof, provided that:

(i)        the aggregate amount of all the First Demand Bank Guarantees shall be limited to an amount equal to:

20,000,000 euros x [Total Purchase Price - (PS x number of Allocated Free Shares) – (PS x 11,800)]/Total Purchase Price (the “Total First Demand Guarantee Amount”),

(ii)       each Guaranteed Party shall deposit its portion of the Total First Demand Guarantee Amount in an interest-bearing blocked and/or pledged account or P.E.A. account opened in the books of the issuing bank.

The Total Guarantee Amount shall be apportioned among the Guaranteed Parties pro rata based upon the Net Proceeds pursuant to the amounts set forth in Schedule 3.3.1. Each First Demand Bank Guarantee shall expire 270 calendar days following the Completion Date (inclusive), except that with respect to the aggregate amount of unpaid Claims as of the last Business Day before such expiration date, the expiration date of each First Demand Guarantee shall be postponed until ten (10) Business Days following the date when payment of the corresponding Net Loss is to occur pursuant to Clause 9.9 below. All fees and costs of the issuing bank(s) relating to any First Demand Bank Guarantee shall be borne by the Purchaser and shall be paid by the Purchaser promptly upon written demand of the Financial Sellers’ Representative accompanied by the invoice of such bank(s).

3.3.3

All payments made to the Sellers pursuant to this Agreement shall be made free and clear of, and without deduction for, any taxes, set-offs, charges, withholdings, counterclaims or other deductions whatsoever save for as may be imposed by mandatory provisions of applicable law.

3.4	Repayment of the Group Indebtedness
3.4.1

On the Completion Date, the Purchaser shall, as an essential condition to the transactions contemplated in this Agreement and in addition to the payment of the Total Purchase Price, (i) make available or cause to be made available, to the relevant Group Companies sufficient cash amounts in order for such Group Companies to repay all amounts outstanding and unpaid (in principal, penalties, break-costs and any other sums) under the Refinanced Group Indebtedness with value date (date de valeur) on the Completion Date and (ii) cause the Group Companies to repay all such amounts with value date (date de valeur) as of such date, by wire transfer of immediately available funds, all in accordance with the terms and conditions of the Refinanced Group Indebtedness.

3.4.2

Without prejudice to the repayment of the Refinanced Group Indebtedness as mentioned in Clause 3.4.1, the Purchaser acknowledges the financial indebtedness of the Group Companies owing to financial institutions or shareholders and remaining outstanding following the Completion Date under the facilities set forth in Schedule 3.4.2 which do not constitute Refinanced Group Indebtedness.

3.4.3

In order to allow the Purchaser to fulfill its obligations stipulated in Clause 3.4.1 above, the Financial Sellers’ Representative shall deliver to the Purchaser no later than five (5) Business Days prior to the Completion Date, (i) a statement with respect to the LV Capital Loan issued by LV Capital setting forth the amount to be repaid pursuant thereto by the Company as of the Completion Date, (ii) a statement with respect to the Credit Facilities Agreement issued by the agent thereunder, setting forth the amount to be repaid pursuant thereto by the Group Companies as of the Completion Date and (iii) a statement with respect to the Credit Facilities Agreement issued by the security’s agent thereunder, stating that the Existing Encumbrances provided thereunder shall only be released upon and subject to the full repayment thereof. In connection with the foregoing, the Purchaser and the Sellers shall cooperate to obtain the definitive, irrevocable and unconditional release of all Existing Encumbrances.

4.	CONDITION PRECEDENT
4.1

The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Completion Date of the following condition: any applicable Antitrust Clearance shall have been granted by all relevant Antitrust Authorities and shall be in full force and effect (the “Condition Precedent”).

4.2

The Parties agree to cooperate in good faith and use their commercially reasonable best efforts to obtain the satisfaction of the Condition Precedent as soon as practicable after the date of this Agreement. Upon request of the Purchaser, the Sellers shall cause the Company and/or the Subsidiaries and their advisors to cooperate with the Purchaser and the Purchaser’s advisors, including providing, to the fullest possible extent, in a timely manner to Purchaser or Purchaser’s legal counsel such information regarding the Group Companies as is necessary to enable the Purchaser to make the relevant filings and obtain Antitrust Clearances.

4.3	The Purchaser represents that it is not aware of anything that might prevent or cause substantial delays to the satisfaction of the Condition Precedent and the Purchaser undertakes to:
(a)

carry out at its own expense, as soon as practicable and in any event, within ten (10) Business Days of the date of the Agreement, full and accurate filings with the competent Antitrust Authorities, in order to obtain the Antitrust Clearances as required by any applicable Antitrust Laws, and promptly transmit to the relevant Antitrust Authorities any additional information and material documents that they may request;

(b)

keep the Financial Sellers’ Representative regularly informed of any update on the status of the antitrust filings, provide them with the drafts and final versions of any document to be delivered to such competent Antitrust Authorities (provided, however, that any competitively sensitive or confidential information may be excised from copies of documents so provided) in a timely manner so that the Sellers have the opportunity to comment on these documents;

(c)

inform in advance the Financial Sellers’ Representative and its antitrust counsel of any conference call or meeting scheduled to take place with the Antitrust Authorities and allow such antitrust counsel to attend and participate in all these conference calls and meetings with the Antitrust Authorities, provided that such antitrust counsel shall not be permitted to share competitively sensitive or confidential information of the Purchaser or its Affiliates with any of the Sellers or the Financial Sellers’ Representative;

(d)

promptly notify the Financial Sellers’ Representative of any understanding, undertaking or agreement (whether oral or written) that the Purchaser proposes to enter into with said competent Antitrust Authorities in connection with the Agreement;

(e)	when becoming aware of anything that could cause the Antitrust Clearances to be withheld, delayed or conditioned, promptly inform the Sellers thereof; and
(f)

notify the Financial Sellers’ Representative of the satisfaction of the Condition Precedent, within two (2) Business Days of becoming aware thereof, and providing, when existing, a copy of the relevant Antitrust Clearance.

4.4	In the event the Antitrust Clearance is not granted by the Antitrust Authorities:
(a)

at the expiry of Phase 1 (without any Phase 2), the Purchaser agrees to reimburse the Sellers up to a maximum amount of 2,500,000 euros, for their transactions costs (duly evidenced) promptly upon request of the Financial Sellers’ Representative; and

(b)

at the expiry of Phase 2, the Purchaser shall pay to the Sellers promptly upon request of the Financial Sellers Representative a lump sum of 25,000,000 euros in consideration of the acceptance by the Sellers having interrupted other negotiations with other potential purchasers and the resulting prejudice suffered by the Sellers;

and the Agreement shall be terminated pursuant to Clause 12.1.4 below.

5.	PRE-COMPLETION MATTERS
5.1

As from the date of this Agreement until the Completion Date, each of the Sellers will, to the extent of its power as shareholder or director or employee of a Group Company, ensure that except as contemplated elsewhere in this Agreement or necessary or advisable to implement the transactions contemplated herein or if prior consented to in writing by the Purchaser (such agreement not to be unreasonably withheld):

(a)	no Group Company amends its articles of association;
(b)

save for the publication formalities relating to the incorporation of 62,400 Free Shares into the share capital of the Company, the Company does not alter its share capital or declare, set aside, make or pay any dividend (whether interim or final) or other distribution of profit or reserves in respect of their share capital (in cash or otherwise), or purchase or redeem any shares in its share capital;

(c)

save for the publication formalities relating to the incorporation of 62,400 Free Shares into the share capital of the Company, no Group Company issues or sells any shares in its share capital or any options, warrants or other rights to purchase or subscribe to any such shares or any shares convertible into, exchangeable for, or otherwise giving access to such shares;

(d)

no Group Company incurs any trade indebtedness other than in the ordinary course of business, including, but not limited to, cash on delivery payments and trade debt as a result of inventory building for Christmas season, pursuant to past practices and budgeted growth;

(e)

no Group Company incurs any financial indebtedness other than as a result of any interest hedging agreements entered into (in consultation with the Purchaser) in order to hedge the Group Companies from interest rates fluctuations under the Credit Facilities Agreement or any draw downs in the ordinary course of business under the existing credit facilities available to any of the Group Companies (including the Credit Facilities Agreement) as set forth on Schedule E and/or Schedule 3.4.2;

(f)	no Group Company modifies or amends the Credit Facilities Agreement or the LV Capital Loan;
(g)

no Group Company acquires or disposes of any asset other than on an arms length basis in the ordinary course of business and, for any asset of a value greater than 250,000 euros, within the limits set forth in Schedule 5.1(g), it being specified that with respect to site transfers relating to shops only the net amount corresponding to the difference between the acquisition price of the new site and the proceeds resulting from the sale of the previous site shall be taken into account;

(h)	no Group Company pledges its business assets or creates any new Encumbrance over any of its assets other than Existing Encumbrances listed in Schedule G;
(i)	no Group Company acquires or agrees to acquire shares or any other interest in any other company or participates or agrees to participate in any partnership, consortium, association or joint venture;
(j)	no Group Company institutes, settles or agrees to settle any legal proceedings for an individual amount greater than 150,000 euros or other than with respect to the Finck Litigation;
(k)	no Group Company enters into any agreement or arrangement with any of the Sellers or any of their Affiliates;
(1)

no Group Company makes or accepts any changes in the amount of remuneration payable to any of its employees whose gross annual remuneration exceeds 80,000 euros; with respect to employees whose gross annual remuneration does not exceed 80,000 euros, no Group Company makes or accepts any changes in the amount of remuneration payable to any such employees other than in the ordinary course of business (including in particular the annual remuneration negotiation pursuant to article L.2242-1 of the French labour law code) or as set forth in Schedule 5.1(l);

(m)

no Group Company materially amends or terminates or enters into any Material Contract, Real Property Lease or Franchise and Distribution Agreement except as set forth on Schedule 5.1(m) or as permitted under Clause 5.1(g);

(n)	none of the non-allocated Free Shares be allocated to any individual;
(o)

save as set forth in Schedule 5.1(o), the Group Companies be managed en bon père de famine pursuant to past practices and conduct their business in the ordinary course and in all other respects carry on their activities diligently and in the same manner as prior to the date of this Agreement in order to maintain their business as a going concern; and

(p)	no Seller or Group Company commits in writing to take any of the actions set forth in the foregoing subsections (a) through (n).

For the purposes of granting any consents which may be requested by Mr. Pierre Cuilleret (with a copy to the Financial Sellers’ Representative) pursuant to this Article 5, the Purchaser hereby designates Mr. Richard Fontaine and Mr. Daniel DeMatteo with immediate effect and represents and warrants to, and agrees with, the Sellers that Mr. Richard Fontaine or Mr. Daniel DeMatteo shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement. Within five (5) Business Days (or three (3) Business Days for requests relating to paragraphs (g), (j) and (m) above) of receipt of any written (by email or telecopy) request for consent by Mr. Pierre Cuilleret, the Purchaser shall have the right to notify in writing (by email or telecopy) Mr. Pierre Cuilleret (with a copy to the Financial Sellers’ Representative) that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). If the Purchaser has not notified Mr. Pierre Cuilleret of its objection to a proposed action within such period of five (5) Business Days (or three (3) Business Days for requests relating to paragraphs (g), (j) and (m) above), the Purchaser shall be deemed to have consented to such proposed action.

5.2	The Purchaser has delivered on the date hereof to the Sellers an equity commitment letter in the form attached as Schedule 5.2.
6.	COMPLETION
6.1	Completion Date and Location

Completion of the transfer of the Securities from each of the Sellers to the Purchaser (“Completion”) shall occur at the latest five (5) Business Days following satisfaction of the Condition Precedent, or at any such date as agreed between the Sellers and the Purchaser following satisfaction of the Condition Precedent (the “Completion Date”), provided that in the event the date falling five (5) Business Days after the satisfaction of the Condition Precedent is between December 20, 2008 (inclusive) and January 11, 2009, the Purchaser shall be entitled to request that the Completion Date be postponed to January 12, 2009.

Completion will take place in the premises of Ayache, Salama & Associés, 47, avenue Hoche, 75008 Paris, France or in any other place agreed by the Sellers and the Purchaser.

6.2	Actions to be taken by the Parties on the Completion Date
6.2.1	Actions to be taken by the Sellers

On the Completion Date and subject to the provisions of Article 4, the Sellers shall deliver to the Purchaser the following documents:

(a)	the duly signed stock transfer orders (ordres de mouvement) for the transfer to the Purchaser of the Securities together with the tax transfer form (formulaire cerfa n°2759 DGI);
(b)	the registres des mouvements de titres for each category of Securities together with the comptes individuels d’actionnaires and comptes individuels for each category of Securities;
(c)

the unconditional resignation letters from their office as directors or members of a supervisory board of the Group Companies, with effect on the Completion Date, of the persons mentioned in Schedule 6.2.1 (c) (i), in the form attached to Schedule 6.2.1 (c) (ii);

(d)

if requested by the Purchaser to the Financial Sellers’ Representative no later than 20 Business Days following the date hereof, evidence that meetings of corporate bodies of the Group Companies have been duly convened on an agenda to be provided by the Purchaser to the Seller’s Representative no later than 20 Business Days following the date hereof; and

(e)	all the First Demand Bank Guarantees to secure the indemnification obligations of each of the Sellers in accordance with Clause 3.3.2.
6.2.2	Actions to be taken by the Purchaser

On the Completion Date, the Purchaser shall:

(a)	deliver, or cause to be delivered, to the Sellers, a document evidencing that the Condition Precedent specified in Article 4 has been satisfied;
(b)	pay the Total Purchase Price in accordance with the provisions of Clause 3.3; and
(c)	cause the Group Companies to repay the Refinanced Group Indebtedness referred to and pursuant to Clause 3.4.1.
6.3	Occurrence of Completion

All matters at Completion shall be considered to take place simultaneously, and no delivery of any document will be deemed complete until all actions, transactions and deliveries of documents required by this Agreement are fully completed, it being specified however that the closing deliveries specified in Clause 6.2.1 are for the benefit of the Purchaser only, and that the closing deliveries and actions specified in Clause 6.2.2 are for the benefit of the Sellers only, and may therefore be waived in whole or in part by their respective beneficiary.

7.	POST-COMPLETION COVENANTS
7.1	General

If at any time after the Completion, any further action is necessary in order to carry out the transactions contemplated in this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of such requesting Party.

7.2	Full Access

For four (4) years following the Completion Date, upon reasonable notice to that effect, the Purchaser agrees to afford, and to cause the Group Companies to afford, to each of the Sellers, their counsels or representatives, full access (including the right to make copies) after the Completion Date, during normal business hours, to the pre-Completion Date records, staff and properties of any of the Group Companies, as may be necessary for the Sellers only for purposes of preparing their tax returns and financial statements, conducting any tax or social security audit or investigation, or handling any claim, dispute or litigation, at no costs to the Sellers (other than for reasonable out-of-pocket expenses), all in a manner that shall to the maximum extent practicable minimize disruptions to the business and operations of the Group Companies.

The Purchaser agrees to hold all the records of the Group Companies existing on the Completion Date and not to destroy or dispose of any thereof until a period of five (5) years from the Completion Date.

7.3	Non-Solicitation

Each of the Sellers undertakes that as from the Completion Date and for a period of thirty-six (36) months thereafter neither such Seller nor any member of its group will solicit, interfere with or endeavour to entice away from any of the Group Companies or offer to employ or engage under a contract for services any person who is, at the date hereof or at any other time hereafter through the thirty-six (36) month anniversary of the Completion Date, an executive (cadre) of or consultant to any of the Group Companies, except as a result of any general employment offers published through a public or general medium such as newspapers.

8.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The liability of each Seller under this Article 8 shall in no event exceed the limits set forth under Article 9 (including, in particular, Clause 9.5) and Clause 14.1. Such indemnification shall be the exclusive remedy of the Purchaser in respect of any breach of Warranty made by the Sellers in Article 8.

Save as disclosed in the Schedules hereto, each Seller hereby represents and warrants the following to the Purchaser, it being specified that, unless provided otherwise, such Warranties are made on the date hereof and as at the Completion Date. The numbers and headings of the Schedules shall be for convenience only and shall not limit the effect of any of the disclosures contained therein, all disclosures contained in any of the Schedules, being made in respect of all the Warranties made by the Sellers in Article 8.

8.1	Organisation, Authority, Enforceability
8.1.1

Each of the Sellers is a natural person or a legal entity duly organised and validly existing under the laws of the jurisdiction in which it has been incorporated or operates. Each of the Sellers has full power and authority to execute and perform this Agreement and its obligations hereunder and to benefit from the rights provided for herein.

8.1.2

This Agreement has been duly executed by each of the Sellers and constitutes a legal, valid and binding obligation of each of the Sellers enforceable against it in accordance with its terms. No other corporate proceeding is required to be obtained by any of the Sellers that are legal entities in connection with the valid execution of this Agreement and the performance of the transactions hereby contemplated.

8.1.3

There is no action, suit or proceeding pending or, to each Seller’s knowledge, threatened against or affecting it in any court or before any governmental agency or authority which would affect the performance of its obligations under this Agreement.

8.2	Securities
8.2.1

On the Completion Date, the Sellers will be the sole owners of the Securities. Each of the Sellers has good and valid title to its Securities and such Securities have been validly issued and are free and clear of all Encumbrances, fully paid up. The Securities represent the percentage of the share capital and voting rights in the Company (as the case may be) as set forth in Schedule C-Part B.

8.2.2

Except for the Securities, the Non Sold Shares, the Free Shares and the Finck Shares, there are no authorized or outstanding securities, warrants, bonds, options, agreements or commitments of any nature whatsoever obligating any of the Group Company to issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares, or any securities convertible into, exchangeable for or otherwise giving access to shares or other equity interests of the Group Companies or binding any Group Company to effect of grant, extend or enter into any such agreement or commitment.

8.3	Subsidiaries
8.3.1	Schedule D sets forth a list of all the Subsidiaries, together with the particulars of such Subsidiaries and the equity interests held by the Company or other Group Companies in their share capital.
8.3.2

The shares of each Subsidiary are validly issued, free and clear of all Encumbrances, subject to release of the Existing Encumbrances, fully paid up, and represent the percentage of the share capital and voting rights in the Subsidiary indicated in Schedule D.

8.3.3

Except as set forth in Schedule 8.3.3, the Group Companies do not have any direct or indirect ownership interest in any other entity (including corporation, partnership or any other legal entity) than the Subsidiaries.

8.4	No Conflict

Neither the entering into of this Agreement, nor the performance by the Sellers of their obligations hereunder, nor the consummation of the transactions provided for hereby does or will:

8.4.1	conflict with or violate any provision of its organisational documents (if such Seller is a legal entity);
8.4.2

violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Governmental Authorisation to which each Seller is a party or by which it is bound; or

8.4.3	subject to the obtaining of any Antitrust Clearance referred to in Clause 4.1, constitute a violation by the Seller of any Law or Judgment.
8.5	Financial Accounts
8.5.1

The financial statements of the Group Companies as of the Accounts Date, appended hereto as Schedule 8.5.1 (the “Accounts”), have been prepared in accordance with generally accepted accounting principles in France and on a consistent basis, are complete and give an accurate and fair view of the financial condition of the Group Companies as at the Accounts Date.

8.5.2

Schedule 8.5.2 sets forth the unaudited interim financial statements of the Group Companies as of June 30, 2008 (the “June Interim Accounts”). Only the financial indebtedness, cash and cash-equivalent items as defined in Schedule 8.5.2 (together, the “Financial Debt and Cash Items”) reflected in the June Interim Accounts have been subject to a limited review by KPMG. The June Interim Accounts fairly present, in all material respects, the accounting balance of the Financial Debt and Cash Items as of 30 June 2008.

8.5.3	The Accounts have been approved by the shareholders of the Group Companies and certified by their statutory auditors.
8.6	Absense of Certain Changes

Since March 31, 2008, (i) the business of the Group has been conducted in the ordinary course based on the principle of maintaining its business as a going concern except as set forth in Schedule 5.1(o), and (ii) the Group has not made any distribution, dividend, redemption or repurchase with respect to share capital or securities of any of the Group Companies, whether of cash or property, to any person or entity outside of the Group except upon the Completion Date as expressly contemplated by this Agreement.

8.7	Compliance with Law and Material Contracts; Absence of Change of Control Effects

The Group Companies are being operated in accordance with applicable laws in all material respects. Save as disclosed in Schedule F or in Schedule 8.7, none of the Group Companies are in default under any Material Contract. The transfer of the Sold Shares as contemplated by this Agreement will not require the consent, result in any default or increase the obligations of any of the Group Companies under any Material Contract, Real Estate Lease or Franchise and Distribution Agreement.

8.8	Taxes

Save as disclosed in Schedule 8.8, the Group Companies have filed or caused to be filed on a timely basis and when due all Tax Returns that are or were required to be filed prior to the date hereof, which Tax Returns are true, correct and complete in all material respects. The Group Companies have paid or made provision for the payment of, all Taxes that have become due pursuant to those Tax Returns, or pursuant to any assessment received by the Group Companies and are not in default with payment of any Taxes due to any tax authority pursuant to those Tax Returns. All Taxes that the Group Companies are or were required by applicable statutes, rules or regulations to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority pursuant to those Tax Returns.

8.9	Real Property

Except as set forth on Schedule 8.9 or on Schedule F, no Group Company owns any real property or has any binding contractual obligation to purchase real property. Schedule 8.9 also sets forth all Leased Real Property and the related minimum guaranteed rental payable by the Group Companies with respect thereto. Except as set forth on Schedule 8.9 or on Schedule F, each of the Real Property Leases and Franchise and Distribution Agreements is valid and in full force and effect and the Company is in possession of the entire premises demised or covered thereunder. Except as set forth on Schedule 8.9 or on Schedule F, the Company is not in default under any of its rental obligations or the other terms of any Real Estate Lease or Franchise and Distribution Agreement in any material respect. Except as set forth in Schedule 8.9 and to the Sellers’ best knowledge, there is no Leased Real Property which a Third Party has any right to the possession, use, occupancy or enjoyment thereof (or a portion thereof) as of the date of this Agreement. The Leased Real Property includes all of the land, buildings, structures and other improvements of the stores and facilities operated by the Group Companies thereon. To the knowledge of the Sellers, the other party to any of the leases for the Group’s headquarters in Sophia-Antipolis or the Group’s distribution facilities in

Bonneuil-sur-Marne is not in default under the terms thereof in any material respect. None of the Group Companies has received in writing a notice of refusal to renew with respect to any Real Estate Lease or any real property covered by a Franchise and Distribution Agreement, except as set forth in Schedule 8.9.

8.10	Environmental Matters

To the knowledge of the Sellers, there is currently no governmental or other investigation, enquiry or disciplinary proceeding relating to any alleged breach of any Environmental Law or environmental issues in relation to the Group Companies or any of their properties which may lead to more than immaterial costs.

8.11	Litigation

Except as set forth in Schedule 8.11 or in Schedule F and as at the date of this Agreement, no Group Company is a party to any judicial or arbitral proceeding involving individually in excess of 100,000 euros, nor, to the knowledge of the Sellers, has any Group Company received any written notification threatening such proceeding.

8.12	Intellectual Property Rights

The Group is the holder of all rights, title and interest in and to the Intellectual Property Rights set out in Schedule 8.12 (as applicable and where applicable, within its registered trademark classification) free and clear of all Encumbrances (save as disclosed in Schedule 8.12 or in Schedule F) and has the right to use all such Intellectual Property Rights. The Group will at the Completion Date own or have the necessary rights to use all Intellectual Property Rights that are used in or are necessary for the conduct of its business, including the rights set out in Schedule 8.12. The Group has the legal right to use all software (including source code and associated documentation, and for the avoidance of doubt, applications) necessary for the conduct of its business.

8.13	Transactions with Affiliates

Save as disclosed in Schedule 8.13 or in Schedule F, there are no outstanding amounts payable to or receivable from, or advances by any Group Company to, and no Group Company is otherwise a creditor or debtor to, or party to or otherwise bound by any contract, agreement, arrangement, understanding, undertaking, commitment, obligation or promise, with any of the Sellers, any director, officer or Affiliate of any of the Sellers, or any member of their immediate families.

8.14	Financial Indebtedness

Schedule E together with Schedule 3.4.2 set forth the outstanding and unpaid amounts in principal of the Group’s financial indebtedness existing as at the date hereof and owing to financial institutions or shareholders.

8.15	Brokers

Other than Lazard, whose fees will be the responsibility of the Sellers, no person or entity will be entitled, by reason of any agreement with any of the Sellers or the Group Companies, to any commission, brokerage, finder’s fee or similar compensation as a result of the transactions contemplated by this Agreement.

8.16	No other representations and warranties

Except for the representations and warranties contained in this Clause 8.16, none of the Sellers nor any other person related to any of the Sellers, makes or shall be deemed to make any representation or warranty to the Purchaser, express or implied, on behalf of the Sellers, notwithstanding the delivery or disclosure to the Purchaser of any documentation or other information by the Sellers or any other person with respect to any one or more of the foregoing.

9.	INDEMNIFICATION OBLIGATIONS OF THE SELLERS
9.1	Indemnity
9.1.1

The Sellers hereby undertake individually and not jointly nor severally (individuellement et sans solidarité) that they shall indemnify’ the Purchaser in respect of any net loss actually suffered by the relevant Group Company (excluding lost profits, indirect or consequential damages (dommages indirects ou éventuels)) (the “Net Loss”) as a direct result of any inaccuracy or breach of any of the Warranties. Each Seller’s obligation to indemnify the Purchaser for Net Losses pursuant to this Clause 9.1.1 shall be limited for each Seller to the percentages set forth in Schedule 3.3.1. Any payment by the Sellers pursuant to its indemnification obligations hereunder shall be treated on a euro for euro basis as a reduction of the Total Purchase Price.

9.1.2

From and after the Completion Date, the right provided for in the above Clause 9.1.1 shall be the Purchaser’s exclusive remedy for any inaccuracy or breach of representation, warranty or breach of covenant agreement made by any of the Sellers and the Purchaser hereby expressly waives any rights or actions other than those expressly contemplated by this Agreement. Without prejudice to the Purchaser’s right to be indemnified for Net Losses pursuant to the terms and conditions of this Agreement, the Purchaser shall not, and shall cause the Group Companies not to, claim against any former or current director of the Group Companies (including those resigning on the Completion Date) with respect to any management decisions adopted by any of the Group Companies prior to the Completion Date or otherwise seek the liability of any such director with respect to such decisions and, to the extent any such claim is made or liability is sought, shall indemnify and hold any such director harmless against the consequences of any such claim or liability, provided however that the above mentioned covenants shall not apply to any criminal offence committed by such director. The Purchaser shall also procure that the formalities relating to such resignations be carried out as soon as possible after the Completion Date.

9.1.3

The Sellers shall not, and shall cause the Group Companies not to, claim against any former or current director of the Group Companies (including those resigning on the Completion Date) with respect to any management decisions adopted by any of the Group Companies prior to the Completion Date or otherwise seek the liability of any such director with respect to such decisions and, to the extent any such claim is made or liability is sought, shall indemnify and hold any such director harmless against the consequences of any such claim or liability, provided however that the above mentioned covenants shall not apply to any criminal offence committed by such director.

9.2	Computation of the Net Loss

In computing the amount of a Net Loss, the following principles shall apply without any double counting:

9.2.1	the Net Loss shall be calculated regardless of any ratio or multiple which could have been used during the negotiation of this Agreement or in order to calculate the Total Purchase Price;

9.2.2

the amount of the Net Loss is to be calculated after deduction of any Tax saving relating to such Net Loss (including any Tax reduction, credit or loss carry forward) which any Group Company is entitled to receive.

9.2.3

any Tax reassessment which seeks, as a sole result, the transfer of a Tax charge from one fiscal period to another fiscal period or a value added tax reassessment which does not result in an actual charge for any Group Company, may only give rise to a Claim, provided it constitutes a Net Loss, to the extent that the Group Company in question is required to pay interest, late fees or penalties by reason thereof;

9.2.4	the amount of a Net Loss shall be calculated on a consolidated basis;
9.2.5

the Net Loss shall be reduced by any sum recovered by the Purchaser and/or any Group Company (whether as indemnity or otherwise, including insurance) from a Third Party relating to a Net Loss as set forth in Clause 9.7;

9.2.6	the Net Loss shall be reduced by the amount of any note, provision or reserve that has been expressly provided for in the Accounts in respect of the matter to which such Claim relates;

9.2.7

the Net Loss shall be reduced by the amount of any increase in any asset or of any decrease in any liability of any Group Company as compared with the amounts recorded in the Accounts, provided that (i) any such asset or any such liability has its cause or origin prior to the Accounts Date; in particular, by taking into account the amount of any decrease in any liability resulting from a full or partial write-back of a provision (reprise totale ou partielle d’une provision) recorded in the Accounts or of any net profit and /or any amount recovered by the Group Company which may result from or be in connection with the cancellation or reduction of any provisions or reserves which are reflected in the Accounts. The Financial Sellers’ Representative shall be entitled to request a written confirmation of the amount of such increase or decrease by the Chief Financial Officer of the Purchaser and shall rely solely on such written confirmation without any audit right whatsoever;

9.2.8	the Net Loss shall be reduced by the amount of any Taxes paid by the Group Company prior to the Completion Date or reserved in the Accounts and reimbursed after such date.
9.3	Limitation of the Scope of Claims

The Sellers shall not have to pay the Purchaser for any Claim:

9.3.1	in connection with any information, facts, matters or events disclosed in this Agreement or its Schedules;
9.3.2	to the extent that such Claim relates to any event, act, occurrence or omission which took place more than four (4) years ago;
9.3.3

if such Claim occurs (i) by reason of any event, act, occurrence or omission which occurs after the Completion Date or (ii) by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the Completion Date or the withdrawal of any relief, allowance or concession available at the Completion Date (whether or not such legislation or withdrawal purports to be effective retrospectively in whole or in part) or (iii) by reason of any express written change occurring after the date hereof in the practice or standard of any Governmental Authority or (iv) by reason of any change of Laws occurring after the Completion Date;

9.3.4

to the extent that the Claim arises or increases as a result of (i) any act or omission of the Purchaser or of the relevant Group Company after the Completion Date (including but not limited to changes in accounting methods or policies) otherwise than in the ordinary course of business where the Purchaser or the relevant Group Company knew or ought reasonably to have known that such act or omission would give rise to or increase the liability in question or (ii) changes in the insurance coverage of any of the Group Companies;

9.3.5

if such Claim occurs by reason of any event, act, occurrence or omission having occurred prior to the Completion Date but at the written request or with the written consent of the Purchaser or as otherwise consented to pursuant to the last sentence of Clause 5.1 above;

9.3.6	if such Claim corresponds to (i) an unpaid receivable or (ii) the mere change of the date when a receivable should have been paid;
9.3.7	more than once in respect of any Net Loss notwithstanding the fact that such Net Loss may result from a breach or inaccuracy of more than one of the Warranties;
9.3.8

in connection with facts, matters or circumstances having already been the subject of a Claim Notice unless such facts, matters or circumstances give rise to a new Net Loss which was not known at the time of the previous Claim Notice;

9.3.9

where and to the extent that the Net Loss relating to such Claim would have been covered by insurance had the Purchaser caused to be maintained in effect insurance coverage of the scope and of the amount existing on or prior to the Completion Date; and

9.3.10	with respect to a Net Loss which is contingent only.
9.4	Duration of Indemnification

The Sellers shall not be liable for any Claim unless it receives from the relevant Group Company written notice containing full details of the Claim including such Group Company’s estimate of the amount of such Claim before the date corresponding to two hundred seventy (270) calendar days from the Completion Date (inclusive).

9.5	Maximum and Minimum Amounts of Claims
9.5.1	Any breach of the Warranties in respect of which the single amount of the Claim is less than twenty-five thousand euros (€25,000) shall be disregarded.
9.5.2

The Sellers shall not have to pay the Purchaser for any Claim unless and until the aggregate amount of all Claims exceed one million euros (€1,000,000), but if such sum is exceeded the Sellers shall be liable only for the excess amount.

9.5.3	The maximum aggregate liability of the Sellers in respect of all Claims hereunder shall not exceed a maximum aggregate amount of twenty million euros (€20,000,000) (the “Maximum Amount”).
9.6	Simultaneous Claims against the Sellers

Without prejudice to the individual and not joint nor several responsibility (responsabilité individuelle et sans solidarité) of each of the Sellers for their Warranties set forth in this Agreement, the Purchaser shall not be entitled to bring or pursue a Claim for a breach of any Warranty set forth herein, if the Purchaser does not concurrently therewith or promptly thereafter bring and pursue with reasonable diligence a Claim against each of the other Sellers for a breach of such Warranty, provided however with respect to a breach of Clause 8.1, 8.2.1 and/or 8.4, the Purchaser shall not be required to pursue a Claim against any Seller who bears no liability for such Claim.

9.7	Claim Procedure

The Purchaser and the Sellers agree that all Claims made by the Purchaser hereunder be submitted, processed and settled in accordance with the procedure set forth in Schedule 9.7.

9.8	Recovery from Third Parties
9.8.1

If before the Sellers pay an amount in discharge of any Claim, the Purchaser or any Group Company recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a Third Party a sum which indemnifies or compensates the Purchaser or the relevant Group Company (in whole or in part) in respect of the Net Loss which is the subject matter of the Claim, the Purchaser shall procure that, before steps are taken to enforce a Claim against the Sellers following notification under Article 9 of this Agreement, all reasonable steps are taken to enforce such recovery and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such Claim to the extent of such recovery.

9.8.2

If the Sellers have paid an amount in discharge of any Claim under this Agreement and the Purchaser or the relevant Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a Third Party a sum which indemnifies or compensates the Purchaser or the relevant Group Company (in whole or in part) in respect of the Net Loss or liability which is the subject matter of the Claim, the Financial Sellers’s Representative shall, at its option, (i) decide to be subrogated to all rights that the Purchaser has or would otherwise have in respect of the claim against the Third Party or, if subrogation is not possible, (ii) ask the Purchaser to take all steps as the Financial Sellers’s Representative may reasonably require to enforce such recovery and ask the Purchaser or the relevant Group Company to pay to the Sellers no later than one month after receipt of the recovered sums an amount equal to any sum recovered from the Third Party in question less any costs and expenses incurred in obtaining such recovery less any Tax attributable to the recovery after taking account of any Tax relief available in respect of any matter giving rise to the claim. In the case of a recovery of the sums under the control of the Purchaser referred to in (ii) above, the rights set forth in this Clause 9.8.2 shall survive the expiry of the warranty period of Clause 9.4.

9.9	Payment
9.9.1

The payment of any sum due or payable by the Sellers under this Article 9 will be made in connection with any Claim, within twenty (20) Business Days (subject to Clause 9.9.2 below) (i) following the acceptance of the Claim by the Financial Sellers’ Representative in accordance with Clause 9.7.4 of Schedule 9.7, or (ii) in the event of disagreement between the Parties, following the final award, which cannot be appealed against, rendered by any competent court in accordance with Clause 9.7.5 of Schedule 9.7 in respect of such disagreement between the Parties.

9.9.2

In addition to Clause 9.9.1, the payment of any sum due or payable by the Sellers under this Article 9 in connection with any Third Party Claim will only be made (i) following the acceptance of such Claim by the Financial Sellers’ Representative in accordance with Clause 9.7.4 of Schedule 9.7, within fifteen (15) Business Days of the date when the Net Loss corresponding to such Third Party Claim becomes due and payable, or (ii) following the rejection of such Claim by the Financial Sellers’ Representative, upon the later of (a) the date mentioned in (i) above and (b) the date on which a final award, which cannot be appealed against, has been rendered by any competent court or arbitration body or a final settlement has been reached with the Third Party in respect of such Claim.

9.9.3

Assuming payment has not been made by any Seller to Purchaser in accordance with and with the delays set forth in Clause 9.9.1 and Clause 9.9.2, the Purchaser shall be entitled to call under the Sellers’ First Demand Bank Guarantees.

9.10	Mitigation

The Purchaser shall use its commercially reasonable endeavours and shall procure that the Group Companies shall use their commercially reasonable endeavours to mitigate any Net Loss which could give rise to a Claim.

10.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants the following to the Sellers, it being specified that, unless provided otherwise, such representations and warranties are made on the date hereof and as at the Completion Date:

10.1	Due Organisation

The Purchaser is a Delaware (United States of America) corporation duly organised or established, validly existing and in good standing under the Laws of the jurisdiction of its organisation, and has full power and authority to enter into the Agreement and any other documents to be entered into pursuant to the Agreement and to perform its obligations hereunder.

10.2	Capacity; Authorisation; Validity of the Agreement
10.2.1	The Purchaser has the absolute and unrestricted right, power, authority and capacity to execute and deliver the Agreement and to perform its obligations hereunder.
10.21

The Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action of the Purchaser, including by any required approval, consent or authorisation from such Purchaser’s corporate bodies, and no other action, approval, consent or authorisation on the part of the Purchaser is necessary or required in connection therewith.

10.2.3	The Agreement has been duly executed by the Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.
10.3	No Conflict or Violation

The execution and performance by the Purchaser of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, does not and will not:

10.3.1	violate or conflict with the organisational documents of the Purchaser;
10.3.2	violate or conflict with any provision of Law, or any order, Judgement, decision or rule of any

Governmental Authority, which is applicable to the Purchaser or its properties or assets;

10.3.3

except for the Condition Precedent, require any consent, authorisation, permit, approval, filing with, or notice to, any Governmental Authority under any provision of Law applicable to the Purchaser; and

10.3.4

result in a violation of, conflict with, breach of, or a default under, the termination or acceleration of the performance required by, or the creation of any right of any party to accelerate, modify, terminate or cancel any term or provision of any contract, indebtedness, lease, Encumbrance, permit, authorisation or concession to which the Purchaser is a party or by which any of its assets or properties are bound.

10.4	Third Party Consents

Unless otherwise provided in this Agreement, no consent, approval or authorisation by any Third Party is required to be made or obtained by the Purchaser in connection with the execution and delivery of this Agreement, or the performance of any of the transactions contemplated herein.

10.5	Purchaser’s inquiry
10.5.1

The Purchaser expressly acknowledges and agrees that prior to the execution of this Agreement, it has, with the assistance of its counsels, carried out an independent due diligence on the Group Companies consisting, inter alia, in (i) reviewing and analysing the documents and the information mentioned in paragraph (F) of the Recitals of this Agreement, (ii) asking written and oral questions and reviewing their answers (and their related documents) and (iii) attending visits on sites. The Purchaser has considered its due diligence satisfactory and sufficient to enter into this Agreement.

10.5.2

In entering this Agreement, the Purchaser, its counsels and its representatives have relied upon their own review and analysis of the information and documents mentioned in the preceding paragraph. The Purchaser, its counsels and its representatives have not, will not and are not entitled to rely on any representation or warranty of the Sellers other than the representations and warranties expressly set forth in Article 8.

10.5.3

In the course of its due diligence investigations, the Purchaser may have received from the Sellers, the Group Companies, the Sellers’ counsels or any of their representatives, certain projections, forecasts and/or business plan information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts and plans and that it is familiar with such uncertainties. The Purchaser further acknowledges that neither the Sellers, the Group Companies nor any of the Sellers’ counsels or representatives makes any representation and warranty, whether express or implied, as to the accuracy or completeness of the information provided to it, including any reports prepared by the Sellers’ counsels, and the Purchaser further confirms that it is taking full responsibility for making its own evaluation of the Group Companies, their current position and future financial and business prospects.

10.6	No bankruptcy

The Purchaser is not insolvent (en état de cessation des paiernents), and is not subject to any moratorium, safety proceeding (procédure de sauvegarde), administrative reorganisation, judicial liquidation, bankruptcy, insolvency, winding-up or similar proceeding under any applicable legislation or regulation and there is no reason for the Purchaser to be subject to any such proceeding.

10.7	Litigation

There is no investigation, action or procedure instituted, pending or, to the knowledge of the Purchaser, threatened, in each case against the Purchaser or any of its Affiliates, which, individually or in the aggregate, directly or indirectly, would reasonably be likely to have an adverse effect on the Purchaser’s ability to effect in a timely manner the transactions contemplated herein, nor is there any outstanding judgment, decree, or injunction, in each case against the Purchaser or any of its Affiliates, or any order of any governmental entity applicable to the Purchaser or any of its Affiliates which has or would reasonably be likely to have, individually or in the aggregate, an adverse effect on the Purchaser’s ability to complete in a timely manner the transactions contemplated herein.

11.	SELLERS’ REPRESENTATIVES

11.1

Each Financial Seller hereby expressly agrees to appoint L Capital Management SAS, which has expressly accepted, as the representative of such Financial Seller and as agent of such Financial Seller with full power and authority to act in the name of, and on behalf of such Financial Seller (the “Financial Sellers’ Representative”), with respect to all matters under this Agreement and the transactions contemplated hereby, including, without limitation: (i) determining, giving and receiving notices hereunder and thereunder, (ii) negotiating and executing any document or instrument, (iii) contesting, handling, resolving or settling any claim, dispute or proceeding in connection herewith or therewith, including acting as agent for service of process and representative before a court or tribunal, (iv) more generally, taking any and all actions and making any decisions required or permitted to be taken by the Financial Sellers.

11.2

Any out-of-pocket costs and expenses borne by the Financial Sellers’ Representative in connection with its mission shall be borne by the Financial Sellers pro rata to the Total Purchase Price to be received by each Financial Seller.

11.3

Each Manager hereby expressly agrees to appoint Mr. Pierre Cuilleret who has expressly accepted, as the representative of such Manager and as agent of such Manager with full power and authority to act in the name of, and on behalf of such Manager (the “Managers’ Representative”), with respect to all matters under this Agreement and the transactions contemplated hereby, excluding matters in relation to Article 9 but including, without limitation: (i) determining, giving and receiving notices hereunder and thereunder, (ii) negotiating and executing any document or instrument, (iii) contesting, handling, resolving or settling any claim, dispute or proceeding in connection herewith or therewith, including acting as agent for service of process and representative before a court or tribunal, (iv) more generally, taking any and all actions and making any decisions required or permitted to be taken by the Manager.

Any out-of-pocket costs and expenses borne by the Managers’ Representative in connection with its mission shall be borne by the Managers pro rata to the Total Purchase Price to be received by each Manager.

11.4

Each Manager hereby expressly agrees to appoint the Financial Seller’s Representative which has expressly accepted, as the representative of such Manager and as agent of such Manager with full power and authority to act in the name of, and on behalf of such Manager, with respect to all matters under Article 9. The Financial Sellers’ Representative undertakes to notify to the Managers’ Representative any first Claim Notice as promptly as possible upon receipt of such first Claim Notice and to keep the Managers’ Representative regularly informed of the process of any Claim.

12.	TERMINATION
12.1	This Agreement may be terminated:
12.1.1	by mutual agreement of the Parties;

12.1.2

by notice given by either Party, prior to or at the Completion, if any of the conditions to the other Party’s obligations set forth respectively in Clause 6.2 has not been satisfied as of the Completion Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of such other Party to comply with its obligations under this Agreement) and such Party has not waived such condition on or before the Completion Date;

12.1.3

by either the Purchaser or the Financial Sellers’ Representative if a court of competent jurisdiction or any Governmental Authority has issued an order or any other Judgment or taken any other action (which order or judgment the Parties hereto shall use their commercially reasonable endeavours to have lifted) which permanently restrains, enjoins or otherwise prohibits the transactions contemplated in this Agreement; or

12.1.4	automatically pursuant to Clause 4.4.
12.2

In the event of termination of this Agreement in accordance with Clause 12.1, this Agreement shall thereafter become void and have no effect, except that the provisions stipulated in Clause 4.4, Article 13 (Announcements – Confidentiality), Article 14 (Costs), Article 18 (Notices) and Article 20 (Governing Law and Submission to Jurisdiction) shall survive such termination. Nothing in this Clause shall relieve either Party from liability for any willful breach of this Agreement that has arisen prior to such termination.

13	ANNOUNCEMENTS - CONFIDENTIALITY
13.1

The Parties shall hold, and cause its respective Affiliates, counsels and representatives, to hold in strict confidence the contents of the Agreement, the transactions contemplated hereunder and any information regarding the Group Companies (the “Confidential Information”) and agree not to, and cause its Affiliates, counsels and representatives not to, disclose any Confidential Information to a Third Party or to use the Confidential Information for commercial purposes. The foregoing undertaking shall not, however, apply to the Purchaser after Completion save for the content of this Agreement which shall remain Confidential Information for both Parties.

13.2

Notwithstanding the foregoing, each Party may disclose a Confidential Information when: (i) such Confidential Information was available to the public prior to such Party’s receipt or disclosure to such Party thereof; (ii) such Confidential Information was available to such Party prior to disclosure by the other Party; (iii) such Confidential Information is required to be disclosed in connection with Article 4; (iv) to the extent strictly necessary, such Confidential Information is required to be disclosed under any applicable legislation, regulation or judicial process, or (v) by mutual and written agreement of the Parties.

13.3

In any case, insofar as is reasonably practicable before complying with any applicable obligation, no publicity, public announcement, press release, or disclosure of the Confidential Information shall be made without the prior written consent of the other Party on the time, form and content of such public announcement, release or disclosure, which consent shall not be unreasonably withheld. A joint press release on the transactions contemplated hereunder shall be agreed and released by each Party within four (4) Business Days from the date of this Agreement.

14.	COSTS
14.1

Unless expressly otherwise provided in this Agreement, each of the Parties shall bear its own costs, fees, charges, and other expenses (including, inter alias, its legal, accountancy and other costs, charges, fees and expenses) incurred in connection with the negotiation, preparation, execution and performance of the Agreement. In particular and not by way of limitation, the Sellers shall bear the costs, fees, charges and other expenses incurred in connection with the VDD Reports, Lazard and the Sellers’ attorneys.

14.2

The Sellers agree between each other that the costs incurred by them in connection with the negotiation, preparation, execution and performance of the Agreement shall be allocated among the Sellers pro rata based upon the Net Proceeds pursuant to the percentages set forth in Schedule 3.3.1 provided that for the purpose of this Clause 14.2, the cashflows that would have been received by the Sellers from the Purchaser for the Free Shares on the Completion Date had they sold such Shares at the Price per Share shall be deemed to be excluded from the Net Proceeds.

14.4	The Purchaser shall bear any transfer tax or stamp tax duty (or similar) due in connection with the Purchase (notably, in application with Article 726 of the French Tax Code),
15.	ASSIGNMENT
15.1

Prior to Completion, the Purchaser may assign its rights hereunder to any of its Affiliates provided that such assignment does not operate as, or produce the consequences of, a novation and that the Purchaser shall remain jointly and severally liable with such Affiliates with respect to all its obligations hereunder. After Completion, the Purchaser (and as the case may be, its permitted assigns) may not assign to any Third Party (except any of its Affiliates), directly or indirectly, through any kind of transfer, such as, in particular, a sale, a contribution, a universal transfer of assets and liabilities (transmission universelle de patrimoine), a donation or otherwise, the benefit of any provision of the Agreement (including, but not limited to, Article 9) without the prior consent of the Sellers in writing.

15.2

Without prejudice to Clause 15.1, all indemnification obligations of the Sellers under Articles 8 and 9 of this Agreement (including with respect to any pending Claim Notice) shall be automatically terminated upon any direct or indirect change of control of the Purchaser or of the Company.

15.2

Nothing expressed or referred to in the Agreement will be construed as giving to any person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

16.	WAIVER
16.1

A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

16.2

No failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

16.3	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the Sellers and the Purchaser.
17.	INVALIDITY
17.1

In the event that any provision of this Agreement is or becomes invalid, illegal, inapplicable or unenforceable, such invalidity, inapplicability, illegality or enforceability shall not, to the extent possible, affect the validity, legality, applicability and enforceability of any other provision of this Agreement.

17.2

The Parties will negotiate in good faith in order to substitute, if possible, the relevant invalid, illegal, inapplicable or unenforceable provision with a valid, legal, applicable and enforceable provision corresponding to the original provision.

18.	NOTICES

All notices, requests, demands or other communications given or made under or in connection with the matters contemplated by this Agreement shall only be effective if made in writing and sent: (i) by registered letter with acknowledgement of receipt, (ii) by facsimile confirmed by registered letter with acknowledgement of receipt, (iii) by email confirmed by registered letter with acknowledgement of receipt, or (iv) by personal delivery with acknowledgement of receipt:

18.1	For the Financial Sellers:

L Capital Management SAS

Office: 18, rue François 1 er, 75008 Paris, France

Fax: + 33/1 44 13 24 85

Email: pfranchet@lvmh.fr; E.VELASCO@lvinh.fr

Attention: Mr. Philippe Franchet and/or Mr. Eduardo Velasco

18.2	For the Managers:

Mr. Pierre Cuilleret

c/o SFMI Micromania

Personal and confidential

Address : SFMI Micromania, 2980, route des Crêtes – Sophia Antipolis, 06560 Valbonne, France

Fax: + 33/4 92 94 36 03

Email: pierre@cuilleret.com

18.3	For the Purchaser:

GameStop

David W. Carlson

Executive Vice President, Chief Financial Officer & Asst. Secretary

Fax: + 1/817 424 2820

Email: davidcarlson@gamestop.com

Address: GameStop, 625 Westport Parkway, Grapevine, TX 76051, USA

with a copy to:

Daniel J. Kaufman

Senior Vice President and General Counsel

Fax: + 1/484 991 1944

Email: dankaufman@gamestop.com

Address: GameStop, 600 Willowbrook Lane, Suite 622, West Chester, PA 19382, USA

and:

Jay M. Dorman

Fax: + 1/212 541 1418

Email: jmdorman@bryancave.com

Address: Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104, USA

19.	ELECTION OF DOMICLE
19.1	For the purposes of receiving Claim Notices, the Managers elect domicile at SFM1 Micromania, 2980, route des Crêtes – Sophia Antipolis, 06560 Valbonne.
19.2

Each of the Sellers undertakes to notify the other parties hereto in the form required under Article 18 of any change of its address no later than seven (7) days from the date of such change of address.

20.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

This Agreement shall be governed by and construed in accordance with French law.

The Parties agree that any dispute relating to or arising from this Agreement shall be brought before the jurisdiction of the Commercial Courts of Paris (Tribunal de Commerce de Paris).

21.	ENTIRE AGREEMENT
21.1

This Agreement together with any other documents referred to in this Agreement shall constitute the entire and only agreement between the Parties. Consequently, this Agreement supersedes any contract, agreement, exchange of letters or verbal agreement relating to the transactions contemplated under this Agreement and that might have been entered into between the Parties prior the date of this Agreement.

21.2

In the. event this Agreement is not signed by all the Sellers at the same time, this Agreement shall nevertheless be binding between the Purchaser and the Sellers having executed this Agreement on the date hereof provided that the Agreement has been signed at least by the Financial Sellers, Herbé, Mr. Arnaud Fayet and Geyser. This Agreement shall become binding on the other Sellers upon the execution of this Agreement by them with a retroactive effect on the date hereof.

Executed in Paris,

On September 30, 2008

In twenty (20) originals and three (3) originals of Schedule F, as follows:

- one original of Schedule F to be kept by L Capital on behalf of the Financial Sellers having the same interest pursuant to Article 1325 of the French Code Civil;

- one original of Schedule F to be kept by Mr. Pierre Cuilleret on behalf of the Managers having the same interest pursuant to Article 1325 of the French Code Civil;

- one original of Schedule F for the Purchaser;

/s/ R. Richard Fontaine
EB INTERNATIONAL HOLDINGS, INC. Represented by: R. Richard Fontaine

/s/ Philippe Franchet
L CAPITAL Represented by: Mr. Philippe Franchet

/s/ Philippe Franchet
LV CAPITAL Represented by: Mr. Philippe Franchet

/s/ Philippe Franchet
EUROP@WEB Represented by: Mr. Philippe Franchet

/s/ Geoffroy Roux de Bezieux
HERBÉ Represented by: Mr. Geoffroy Roux de Bezieux

/s/ Pierre Cuilleret
GEYSER INVESTMENTS SA, SPF Represented by: Mr. Pierre Cuilleret

/s/ Arnaud Fayet
ARNAUD FAYET

/s/ Pierre Cuilleret
OLIVIER GRANDCLAUDE Represented by: Mr. Pierre Cuilleret

/s/ Pierre Cuilleret
BRUNO DURIEZ Represented by: Mr. Pierre Cuilleret

/s/ Pierre Cuilleret
LAURENT BOUCHARD Represented by: Mr. Pierre Cuilleret

/s/ Pierre Cuilleret
JEAN MAINCENT Represented by: Mr. Pierre Cuilleret

/s/ Pierre Cuilleret
JOEL SANA Represented by: Mr. Pierre Cuilleret

/s/ Pierre Cuilleret
NICOLAS BERTRAND Represented by: Mr. Pierre Cuilleret

Nicholas Bertrand signing this Agreement solely for the purpose of accepting Articles 1, 8, 9, 12, 13, 15, 16, 17, 18, 19, 20, 21 and Schedule 3.3.1, a Manager for the purposes of Clauses 11.3, 11.4, 19.1

/s/ Pierre Cuilleret
MATTHIAS BOUDIER Represented by: Mr. Pierre Cuilleret

Matthias Boudier signing this Agreement solely for the purpose of accepting Articles 1, 8, 9, 12, 13, 15, 16, 17, 18, 19, 20, 21 and Schedule 3.3.1, a Manager for the purposes of Clauses 11.3, 11.4, 19.1

/s/ Mounia Benchekroun
/s/ Stephane Miliotis
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND Represented by: Ms. Mounia Benchekroun and Mr. Stephane Miliotis

/s/ Philippe Franchet
FCPR MEZZANIS 2 Represented by: Mr. Philippe Franchet

/s/ Olivier Testard
ADAGIO CLO I B.V.
Represented by:	AXA IM Paris acting as portfolio manager
Mr. Olivier Testard

/s/ Olivier Testard
ADAGIO II CLO P.L.C
Represented by:	AXA IM Paris acting as portfolio manager
Mr. Olivier Testard

/s/ Olivier Testard
ADAGIO III CLO P.L.C
Represented by:	AXA IM Paris acting as portfolio manager
Mr. Olivier Testard

/s/ Olivier Testard
ORYX EUROPEAN CLO B.V.
Represented by:	AXA IM Paris acting as portfolio manager
Mr. Olivier Testard